Exhibit 3.2

ROCKWELL AUTOMATION, INC.

RESOLUTION OF THE BOARD OF DIRECTORS
ADOPTED ON APRIL 16, 2004

     RESOLVED, that Section 10 of Article II of the By-Laws of this Corporation be, and it hereby is, amended, effective as of this date, to read in its entirety as follows:

     SECTION 10.  Voting. Except as otherwise provided by law, the Certificate of Incorporation or these by-laws, each shareowner shall at every meeting of the shareowners be entitled to one vote for each share of stock held by such shareowner. Any vote on stock may be given by the shareowner entitled thereto in person or by proxy appointed by an instrument in writing, subscribed (or transmitted by electronic means and authenticated as provided by law) by such shareowner or by the shareowner’s attorney thereunto authorized, and delivered to the Secretary; provided, however, that no proxy shall be voted after three years from its date unless the proxy provides for a longer period. Except as otherwise provided by law, the Certificate of Incorporation or these by-laws, at all meetings of the shareowners, all matters shall be decided by the affirmative vote (which need not be by ballot) of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter, a quorum being present.